SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ----------------------------

                                    FORM 8-K

                                 CURRENT REPORT

                     Pursuant to Section 13 or 15(d) of the
                         Securities Exchange Act of 1934


  Date of Report (Date of earliest event reported): April 22, 2004
                                                       (April 21, 2004)

                                 Arch Coal, Inc.
             (Exact name of registrant as specified in its charter)

   Delaware                           1-13105               43-0921172
---------------------        -----------------------        ----------
(State or other jurisdiction (Commission File Number)      (I.R.S. Employer
    of incorporation)                                      Identification No.)


            One CityPlace Drive, Suite 300, St. Louis, Missouri 63141
               (Address of principal executive offices) (Zip code)


       Registrant's telephone number, including area code: (314) 994-2700











                               Page 1 of 5 pages.
                         Exhibit Index begins on page 5.

Item 7 Financial Statements, ProForma Financial Information and Exhibits.

         See the Exhibit Index at page 5 of this Report.

Item 9.  Regulation FD Disclosure.

Item 12.  Disclosure of Results of Operations and Financial Condition.

The information in this Report is being furnished under Item 9, "Regulation FD Disclosure" and Item 12, "Disclosure of Results of Operations and Financial Condition."

     On April 21, 2004, Arch Coal, Inc. (the "Company"), announced via press release its earnings and operating results for the first quarter of 2004. A copy of the Company's press release is attached hereto and incorporated herein by reference in its entirety.

     The Company is also providing the following reconciliation of Adjusted EBITDA for its Arch Western Resources, LLC subsidiary:



      Arch Western Resources, LLC
                                                                       Three Months Ended
      Reconciliation of net income to adjusted EBITDA                        March 31
                                                                ------------------------------------
                                                                      2004            2003
                                                                ---------------- -------------------
                                                                        (Amounts in 000's)

           Net income (loss)                                     $      922      $ (10,167)
           Cumulative effect of accounting change                         -         18,278
           Interest expense, net                                      9,198          6,578
           Depreciation, depletion and amortization - Arch
             Western Resources                                       16,636         14,865
           DD&A - Equity interest in Canyon Fuel Company, LLC         4,390          5,493
           Other nonoperating expense                                 3,388              -
                                                                ---------------- -------------------

           Adjusted EBITDA                                       $   34,534      $  35,047
                                                                ================ ===================


      Reconciliation of net income to income before other nonoperating expense and cumulative effect of accounting change


           Net income                                            $     922       $ (10,167)
           Cumulative effect of accounting change                        -          18,278
           Other nonoperating expense                                3,388               -
                                                                ---------------- -------------------

           Income before other nonoperating expense and
            cumulative effect of accounting change               $   4,310       $   8,111
                                                                ================ ===================



                               Page 2 of 5 pages.
                         Exhibit Index begins on page 5

Note: Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company, LLC; cumulative effect of accounting changes; and expenses resulting from early extinguishment of debt; and mark-to market adjustments in the value of derivative instruments.


         Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies.


In accordance with General Instruction B.6 of Form 8-K, the information in this Current Report on Form 8-K, including Exhibit 99, shall not be deemed "filed" for the purposes of Section 18 of the Securities Exchange Act of 1934, as amended, or otherwise subject to the liability of that section, nor shall it be deemed incorporated by reference in any filing under the Securities Act of 1933, as amended, except as shall be expressly set forth by specific reference in such a filing.


















                               Page 3 of 5 pages.
                         Exhibit Index begins on page 5

                                   SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated:  April 22, 2004                   ARCH COAL, INC.



                                         By: /s/ Robert G. Jones
                                            Robert G. Jones
                                            Vice President - Law,
                                            General Counsel and Secretary



























                               Page 4 of 5 pages.
                         Exhibit Index begins on page 5.

                                  EXHIBIT INDEX


Exhibit No.                 Description
-----------                ------------
99                         Press Release dated as of April 22, 2004


































                               Page 5 of 5 pages.

                                                                      Exhibit 99
News from
Arch Coal, Inc.
--------------------------------------------------------------------------------
                                                        FOR FURTHER INFORMATION:

                                                                   Deck S. Slone
                                                                 Vice President,
                                                   Investor and Public Relations
                                                                  (314) 994-2717

                                                           FOR IMMEDIATE RELEASE
                                                                  April 21, 2004

                 Arch Coal, Inc. Reports First Quarter Results

    Earnings per fully diluted share increases to $1.14
    Coal sales revenues increase 23% vs. same period in 2003
    Adjusted EBITDA totals $147.4 million vs. $38.7 million in 1Q03
    Excluding special items, earnings per fully diluted share climbs to $0.14 Debt to total capitalization ratio improves to 47%
    Cash balance grows to $323.0 million

     St. Louis - Arch Coal, Inc. (NYSE:ACI) today announced that it had income available to common shareholders of $68.2 million, or $1.14 per fully diluted share, for its first quarter ended March 31, 2004. Included in the company's first quarter results were certain gains related to the sale of a significant portion of the company's remaining interest in Natural Resource Partners (NRP), as well as charges related to severance costs at the soon-to-be-idled Skyline Mine and the termination of hedge accounting for interest rate swaps.

     Excluding these items, Arch had income available to common shareholders of $7.7 million, or $0.14 per fully diluted share, for the first quarter of 2004. (See the attached table for a more complete reconciliation.) During the same period of 2003, Arch recorded a net loss available to common shareholders of $18.0 million, or $0.34 per fully diluted share, which included the cumulative effect of an accounting change resulting from the adoption of FAS 143, "Accounting for Asset Retirement Obligations."

     "As expected, higher average realizations in both the east and west led to improved margins and stronger overall results during the first quarter," said Steven F. Leer, Arch Coal's president and chief executive officer. "These results were supported by a solid overall performance by our mining operations despite challenges related to rail service."

     The March disposition of most of the company's remaining stake in Natural Resource Partners was another highlight of the quarter, according to Leer. "In a period of just 18 months, Arch has been able to convert non-strategic assets valued at $85 million on its balance sheet into proceeds of nearly $250 million," he said. Arch ended the quarter with a cash balance of $323.0 million.

     The results for the quarter include the effects of implementing FASB Staff Position FAS 106-b "Accounting and Disclosure Requirements related to the Medicare Prescription Drug, Improvement and Modernization Act of 2003" (FAS 106-b) in anticipation of its ratification by the Financial Accounting Standards Board (FASB) in April 2004. Implementation of FAS 106-b resulted in a reduction in Arch's postretirement benefit obligation of $68 million and a reduction in its anticipated 2004 postretirement medical expenses of $18.1 million. Of this amount, $4.5 million is reflected in Arch's results of operations for the quarter ended March 31, 2004. If the FASB does not ratify the pronouncement prior to the company's filing of its quarterly financial statements on Form 10-Q, Arch will revise its quarterly results to exclude its impact. The impact of this implementation offsets the effects of changes to other actuarial assumptions incorporated at the beginning of the year.

U.S. coal markets strengthened further during the quarter

     During the quarter, U.S. coal markets benefited from a strengthening economy, declining utility stockpiles and continuing pressure on natural gas supplies. Through the first three months of 2004, U.S. power output increased approximately 2.8% compared to the comparable period in 2003, according to Edison Electric Institute, due in part to increased industrial activity. Based on recent trends, it appears likely that coal consumption is increasing at an even faster pace than electric generation. As a result, Arch estimates that stockpiles at U.S. power plants declined by more than 15% during the quarter, despite entering January at relatively low levels. In addition, the rebound in global steel demand has boosted requirements for metallurgical coal.

     "We believe the drivers are in place for a long and sustained period of growth in U.S. coal demand," Leer said.

     Although Arch entered the year with the vast majority of its expected first quarter output already committed and priced, the company benefited from strong pricing on the small volume of coal it had available for spot sales. Arch directed some of that coal into metallurgical markets, with metallurgical shipments increasing by approximately 200,000 tons, or 50%, compared to the same period of last year. At present, Arch expects metallurgical sales to exceed 2.5 million tons for 2004, or roughly double the level of last year.

     Arch continues to have unpriced tonnage for delivery in the second half of 2004, due in part to ongoing efforts to add incremental production at the company's eastern operations. "With a relatively modest investment, we believe we can add approximately 500,000 tons of incremental production at our eastern mines this year," Leer said. As a result of these efforts, Arch has raised its 2004 forecast for capital spending from $160 million to approximately $185 million.

     Arch continues to have significant volumes open to market-based pricing in 2005 and 2006. At present, Arch has priced approximately 65% of its expected output for 2005, and approximately 50% of its expected output for 2006.

     As for the remainder of 2004, Arch still has nearly 5% of its expected production yet to be priced based on expected levels of production and rail availability.

NRP sale enhances financial condition

     In March, Arch sold 2.6 million of its 2.9 million common units in Natural Resource Partners in a private transaction for $100 million. The transaction, which resulted in a gain of approximately $81.5 million, nearly completes a multi-phased effort to unlock the value of certain non-strategic assets that had been undervalued on the company's balance sheet.

     "Through this effort which began with the formation of Natural Resource Partners in October 2002, we believe we have created tremendous value for our shareholders, while greatly enhancing Arch's financial flexibility," Leer said.

     Arch still holds approximately 279,000 shares of NRP, which had a market value of approximately $10.5 million based on the closing price of NRP on April 20.

     Arch is currently in its strongest financial condition since it acquired its western assets in July 1998. Arch's debt to total capitalization has declined by 37 points in the past three years and currently stands at 47%. Arch's net debt to total capitalization - which reflects the corporation's current cash balance of $323.0 million - now stands at just 33%.

     "We are in an excellent position to grow in a marketplace that is likely to create many exciting opportunities in the years ahead," Leer said. "We are particularly excited about the potential for internal growth on our large and strategic reserve base."

Arch plans to defend Triton acquisition in court

     In early April, the Federal Trade Commission filed a lawsuit in federal district court to block Arch's proposed acquisition of Triton Coal Company. Arch continues to view the acquisition of Triton as pro-competitive and plans to defend the transaction in court.

     "We believe that the FTC incorrectly excluded from its analysis the fact that competition in the coal business is intense," Leer said. "Coal companies must work tirelessly to reduce costs and improve productivity in order to survive in this challenging marketplace, which includes hundreds of competitors in many different coal supply regions. Consumers of electricity are the clear beneficiaries of this effort to continuously improve."

     The hearing is scheduled to begin on June 21 in U.S. District Court. "We look forward to presenting the facts in court," Leer said.

Operating statistics

First Quarter 2004 Regional Analysis:

                                             Eastern Operations       Western Operations               Total

                                            1Q 04        1Q 03        1Q 04         1Q 03        1Q 04       1Q 03
Tons sold (in mm)                             7.5          6.8         18.3          15.9          25.8        22.7
Sales price per ton1                       $33.06       $29.89        $7.80         $7.09        $15.15      $13.94
Operating cost per ton1,2                  $30.25       $29.50        $7.07         $6.68        $13.84      $13.56
Operating margin per ton                   $ 2.81       $ 0.39        $0.73         $0.41        $ 1.31      $ 0.38

Note: Western operations data do not include the results of 65%-owned Canyon Fuel Company, which is accounted for on the equity method.

(1) Per ton realizations and costs as detailed above exclude transportation costs that are billed to customers. Eastern transportation costs totaled $10.4 million in the first quarter of 2004 and $9.0 million in the first quarter of 2003. Western transportation costs totaled $1.5 million in the first quarter of 2004 and $2.4 million in the first quarter of 2003.

(2) Per ton costs detailed above exclude postretirement medical costs totaling $13.8 million in the first quarter of 2004 and $14.7 million in the first quarter of 2003.


Capital Spending and DD&A (in millions):

                                          Q1 2004     Q1 2003    FY 2004 (proj.)
Capital spending                           $33.5       $50.8        $185
DD&A                                       $40.5       $45.0        $180

Note: Data on capital spending and depreciation, depletion and amortization include Arch's ownership percentage in Canyon Fuel Company. Projected capital spending and DD&A do not include Triton Coal Company, other potential acquisitions or reserve additions.


Looking ahead

     During 2004, Arch expects to benefit significantly from higher average sales prices in both the east and west, despite the fact that the vast majority of its expected output was committed and priced prior to the recent strengthening in coal markets. "We believe Arch has great potential for higher levels of profitability over the course of the next several years, as an increasing percentage of our contracts expire and is repriced in the prevailing market environment," Leer said.

     For the second quarter of 2004, Arch expects profits of between $0.20 and $0.30 per fully diluted share, excluding charges related to the termination of hedge accounting for interest rate swaps. The company expects each quarter of 2004 to be stronger than the last, due principally to the timing of when new commitments were signed.

     A conference call concerning first quarter earnings will be webcast live today at 11 a.m. Eastern. The conference call can be accessed via the "investor" section of the Arch Coal Web site (www.archcoal.com).

     Arch Coal is one of the nation's largest coal producers, with subsidiary operations in West Virginia, Kentucky, Virginia, Wyoming, Colorado and Utah. Through these operations, Arch Coal provides the fuel for approximately 6% of the electricity generated in the United States.


     Forward-Looking Statements: Statements in this press release which are not statements of historical fact are forward-looking statements within the "safe harbor" provision of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on information currently available to, and expectations and assumptions deemed reasonable by, the company. Because these forward-looking statements are subject to various risks and uncertainties, actual results may differ materially from those projected in the statements. These expectations, assumptions and uncertainties include: the company's expectation of continued growth in the demand for electricity; belief that legislation and regulations relating to the Clean Air Act and the relatively higher costs of competing fuels will increase demand for its compliance and low-sulfur coal; expectation of continued improved market conditions for the price of coal; expectation that the company will continue to have adequate liquidity from its cash flow from operations, together with available borrowings under its credit facilities, to finance the company's working capital needs; a variety of operational, geologic, permitting, labor and weather related factors; and the other risks and uncertainties which are described from time to time in the company's reports filed with the Securities and Exchange Commission.

                        Arch Coal, Inc. and Subsidiaries
                 Condensed Consolidated Statements of Operations
                      (In thousands, except per share data)

                                                                                      Three Months Ended
                                                                                           March 31
                                                                              -----------------------------------
                                                                                    2004             2003
                                                                              ---------------- ------------------
                                                                                         (Unaudited)
Revenues
  Coal sales                                                                   $    403,490     $   327,390

Costs and expenses
  Cost of coal sales                                                                383,191         333,639
  Selling, general and administrative expenses                                       15,626          11,873
  Amortization of coal supply agreements                                                610           5,793
  Other expenses                                                                      5,773           4,549
                                                                              ---------------- ------------------
                                                                                    405,200         355,854
                                                                              ---------------- ------------------

Other operating income
  Income from equity investments                                                      3,690          11,110
  Gain on sale of units of Natural Resource Partners, LP                             81,467               -
  Other operating income                                                             23,462          11,089
                                                                              ---------------- ------------------
                                                                                    108,619          22,199
                                                                              ---------------- ------------------


      Income (loss) from operations                                                  106,909         (6,265)

Interest expense, net:
  Interest expense                                                                   (14,741)       (11,552)
  Interest income                                                                        710            332
                                                                              ---------------- ------------------
                                                                                     (14,031)       (11,220)
                                                                              ---------------- ------------------

Other non-operating income (expense):
  Expenses resulting from early debt extinguishment and termination of hedge
     accounting for interest rate swaps                                               (2,066)             -
  Other non-operating income                                                             171              -
                                                                              ---------------- ------------------
                                                                                      (1,895)             -
                                                                              ---------------- ------------------

      Income (loss) before income taxes and cumulative effect of
          accounting change                                                           90,983        (17,485)
Provision (benefit) from income taxes                                                 21,000         (4,300)
                                                                              ---------------- -----------------
      Income (loss) before cumulative effect of accounting change                     69,983        (13,185)
Cumulative effect of accounting change, net of taxes                                       -         (3,654)
                                                                              ---------------- ------------------
      Net income (loss)                                                               69,983        (16,839)
Preferred stock dividends                                                             (1,797)        (1,198)
                                                                              ---------------- ------------------
      Net income (loss) available to common shareholders                       $      68,186   $    (18,037)
                                                                              ================ ==================

Earnings per common share

Basic earnings (loss) before cumulative effect of accounting change            $        1.27   $     (0.27)
Cumulative effect of accounting change                                                     -         (0.07)
                                                                              ---------------- ------------------
Basic earnings (loss) per common share                                         $        1.27   $     (0.34)
                                                                              ================ ==================

Diluted earnings (loss) before cumulative effect of accounting change          $        1.14   $     (0.27)
Cumulative effect of accounting change                                                     -         (0.07)
                                                                              ---------------- ------------------
Diluted earnings (loss) per common share                                       $        1.14   $     (0.34)
                                                                              ================ ==================

Weighted average shares outstanding
  Basic                                                                               53,825        52,384
  Diluted                                                                             61,592        52,384
                                                                              ================ ==================

Dividends declared per common share                                            $      0.0575   $    0.0575
                                                                              ================ ==================

Adjusted EBITDA (A)                                                            $     147,404   $    38,739
                                                                              ================ ==================


(A) Adjusted EBITDA is defined as net income before the effect of net interest expense; income taxes; our depreciation, depletion and amortization; our equity interest in the depreciation, depletion and amortization of Canyon Fuel Company,LLC; cumulative effect of accounting changes; expenses resulting from early extinguishment of debt; and mark-to-market adjustments in the value of derivative instruments.

     Adjusted EBITDA is not a measure of financial performance in accordance with generally accepted accounting principles, and items excluded to calculate Adjusted EBITDA are significant in understanding and assessing our financial condition. Therefore, Adjusted EBITDA should not be considered in isolation nor as an alternative to net income, income from operations, cash flows from operations or as a measure of our profitability, liquidity or performance under generally accepted accounting principles. We believe that Adjusted EBITDA presents a useful measure of our ability to service and incur debt based on ongoing operations. Furthermore, analogous measures are used by industry analysts to evaluate operating performance. Investors should be aware that our presentation of Adjusted EBITDA may not be comparable to similarly titled measures used by other companies. The table below shows how we calculate Adjusted EBITDA.



                                                                                      Three Months Ended
                                                                                           March 31
                                                                              -----------------------------------
                                                                                    2004             2003
                                                                              ---------------- ------------------
                                                                                         (Unaudited)

     Net income (loss)                                                         $       69,983   $  (16,839)
     Cumulative effect of accounting change                                                 -        3,654
     Provision (benefit) from income taxes                                             21,000       (4,300)
     Interest expense, net                                                             14,031       11,220
     Depreciation, depletion and amortization - Arch Coal, Inc.                        36,105       39,511
     DD&A - Equity interest in Canyon Fuel Company, LLC                                 4,390        5,493
     Expenses from early debt extinguishment and other nonoperating                     1,895            -
                                                                              ---------------- ------------------

     Adjusted EBITDA                                                           $      147,404   $   38,739
                                                                              ================ ==================


                                    Arch Coal, Inc. and Subsidiaries
                                 Condensed Consolidated Balance Sheets
                                             (In thousands)

                                                                      March 31,         December 31,
                                                                        2004                2003
                                                                 ------------------- --------------------
                                                                     (Unaudited)

Assets
  Current assets
    Cash and cash equivalents                                     $     323,007       $    254,541
    Trade receivables                                                   146,720            118,376
    Other receivables                                                    27,529             29,897
    Inventories                                                          75,841             69,907
    Prepaid royalties                                                     6,027              4,586
    Deferred income taxes                                                 7,400             19,700
    Investment in Natural Resource Partners, LP, at market               10,738                  -
    Other                                                                14,437             16,638
                                                                 ------------------- -------------------
                              Total current assets                      611,699            513,645
                                                                 ------------------- --------------------

  Property, plant and equipment, net                                  1,310,737          1,315,135
                                                                 ------------------- --------------------

  Other assets
    Prepaid royalties                                                    86,897             70,880
    Coal supply agreements                                                5,788              6,397
    Deferred income taxes                                               242,651            246,024
    Equity investments                                                  146,846            172,045
    Other                                                                79,719             63,523
                                                                 ------------------- --------------------
                                                                        561,901            558,869
                                                                 ------------------- --------------------
                              Total assets                        $   2,484,337      $   2,387,649
                                                                 =================== ====================

Liabilities and stockholders' equity
  Current liabilities
    Accounts payable                                              $     113,675      $      89,975
    Accrued expenses                                                    152,674            180,314
    Current portion of debt                                               4,250              6,349
                                                                 ------------------- --------------------
                              Total current liabilities                 270,599            276,638
  Long-term debt                                                        700,022            700,022
  Accrued postretirement benefits other than pension                    360,618            352,097
  Asset retirement obligations                                          144,156            143,545
  Accrued workers' compensation                                          77,461             77,672
  Other noncurrent liabilities                                          142,304            149,640
                                                                 ------------------- --------------------
                              Total liabilities                       1,695,160          1,699,614
                                                                 ------------------- --------------------

  Stockholders' equity

    Preferred stock                                                          29                 29
    Common stock                                                            550                536
    Paid-in capital                                                   1,025,223            988,476
    Retained deficit                                                   (190,846)          (255,936)
    Unearned compensation                                                (3,783)                 -
    Treasury stock, at cost                                              (5,047)            (5,047)
    Accumulated other comprehensive loss                                (36,949)           (40,023)
                                                                 ------------------- --------------------
                              Total stockholders' equity                789,177            688,035
                                                                 ------------------- --------------------
                              Total liabilities and
                                 stockholders' equity            $    2,484,337      $   2,387,649
                                                                 =================== ====================





                                        Arch Coal, Inc. and Subsidiaries
                                Condensed Consolidated Statements of Cash Flows
                                                 (In Thousands)

                                                                                         Three Months Ended
                                                                                              March 31,
                                                                                     ----------------------------
                                                                                         2004          2003
                                                                                     ------------ ---------------
                                                                                      (Unaudited)

Operating activities
Net income (loss)                                                                    $    69,983   $  (16,839)
Adjustments to reconcile to cash
     provided by operating activities:
  Depreciation, depletion and amortization                                                36,105       39,511
  Prepaid royalties expensed                                                               3,730        3,105
  Accretion on asset retirement obligations                                                2,947        3,442
  Net gain on disposition of assets                                                         (318)        (148)
  Gain on sale of units of Natural Resource Partners, LP                                 (81,467)           -
  Mark to market adjustment for investment in Natural Resource Partners, LP               (8,171)           -
  Income from equity investments                                                          (3,690)     (11,110)
  Net distributions from equity investments                                                2,461        9,660
  Cumulative effect of accounting change                                                       -        3,654
  Other nonoperating expense                                                               1,895            -
  Changes in:
      Receivables                                                                        (25,977)      16,157
      Inventories                                                                         (5,934)      (8,942)
      Accounts payable and accrued expenses                                               (3,524)      (8,662)
      Income taxes                                                                         15,031      (4,438)
      Accrued postretirement benefits other than pension                                    8,521       6,630
      Asset retirement obligations                                                         (2,336)     (3,266)
      Accrued workers' compensation benefits                                                 (211)        786
      Other                                                                                 2,300       2,457
                                                                                     ------------- --------------

    Cash provided by operating activities                                                  11,345      31,997
                                                                                     ------------- --------------

Investing activities
Additions to property, plant and equipment                                                (31,654)    (48,085)
Proceeds from sale of units of Natural Resource Partners, LP                              100,121           -
Proceeds from dispositions of property, plant and equipment                                   717         168
Additions to prepaid royalties                                                            (21,188)    (20,384)
                                                                                     ------------- --------------

    Cash provided by (used in) investing activities                                        47,996     (68,301)
                                                                                     ------------- --------------

Financing activities
Net payments on revolver and lines of credit                                                    -     (42,497)
Payments on long-term debt                                                                 (2,099)          -
Debt financing costs                                                                         (957)     (1,101)
Dividends paid                                                                             (4,893)     (3,012)
Proceeds from issuance of preferred stock                                                       -     139,078
Proceeds from sale of common stock                                                         17,074          66
                                                                                     ------------- --------------

    Cash provided by financing activities                                                   9,125      92,534
                                                                                     ------------- --------------

Increase in cash and cash equivalents                                                      68,466      56,230
Cash and cash equivalents, beginning of period                                            254,541       9,557
                                                                                     ------------- --------------

Cash and cash equivalents, end of period                                              $   323,007   $  65,787
                                                                                     ============= ==============


Canyon Fuel Company cash flow information (Arch Coal ownership percentage)
  Depreciation, depletion and amortization                                                  4,390       5,493
  Additions to property, plant and equipment                                               (1,860)     (2,666)


                        Arch Coal, Inc. and Subsidiaries
                       Reconciliation of Non-GAAP Measures
                      (In thousands, except per share data)

Included in the accompanying release, we have disclosed income available to common shareholders for the quarter ending March 31, 2004 excluding gains related to the sale of of a significant portion of the company's investment in Natural Resource Partners, as well as charges related to severance costs at the soon-to-be-idled Skyline mine, certain charges related to incentive compensation plans, and the termination of hedge accounting for interest rate swaps. This measure is considered a non-GAAP measure as defined by the SEC's Regulation G. The following reconciles this amount to net income available to common shareholders reported under GAAP:


                                                                                                       Three Months Ended
                                                                                                            March 31
                                                                                                     -----------------------
                                                                                                              2004
                                                                                                     -----------------------
                                                                                                          (Unaudited)
     Net income available to common shareholders                                                      $         68,186
     Gain on sale of units of Natural Resource Partners, LP                                                    (81,467)
     Mark to market adjustment for investment in Natural Resource Partners, LP                                  (8,171)
     Severance costs related to Skyline idling                                                                   1,235
     Incentive compensation plan expense                                                                         5,003
     Other non-operating expense                                                                                 1,895
     Tax impact of the excluded items                                                                           20,990
                                                                                                     -----------------------

     Net income available to common shareholders excluding items                                      $          7,671
                                                                                                     =======================

     Fully diluted shares outstanding                                                                           61,592
     Adjustment to exclude impact of convertible preferred shares
          that would not be dilutive                                                                            (6,896)
                                                                                                     -----------------------
     Fully diluted shares outstanding                                                                           54,696
                                                                                                     -----------------------

     Earnings per common share excluding items                                                        $           0.14
                                                                                                     =======================
